                                                                      Exhibit 23


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-69243) pertaining to the EDO Corporation 1996 Long-term Incentive Plan and the EDO Corporation 1980 Stock Option Plan, the Registration Statement (Form S-8 No. 33-01526) pertaining to the EDO Corporation 1996 Long-term Incentive Plan and the EDO Corporation 1995 Stock Option Plan, the Registration Statement (Form S-8 No. 33-28020) pertaining to the EDO Corporation 1983 Long-term Incentive Plan, the EDO Corporation 1988 Long-term Incentive Plan, the EDO Corporation 1989 Stock Option Plan and the EDO Corporation 1996 Long-term Incentive Plan, the Registration Statement (Form S-9 No. 33-77865) pertaining to the EDO Corporation Compensation Plan for Directors, the EDO Corporation 1997 Non-employee Director Stock Option Plan and the EDO Corporation 1996 Long-term Incentive Plan, the Registration Statement (Form S-3 No. 333-88620) relating to the issuance by EDO Corporation of its 5.25% Convertible Subordinated Notes due 2007, and the Registration Statement (Form S-8 No. 333-105265) pertaining to the EDO Corporation 2002 Non-Employee Director Stock Option Plan and the EDO Corporation 2002 Long-term Incentive Plan of EDO Corporation and in the related prospectus of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of EDO Corporation, EDO Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EDO Corporation, included in this Annual report (Form 10-K/A) for the year ended December 31, 2004.

                                                     /s/ Ernst & Young LLP

New York, New York
July 27, 2005